Exhibit 10.22(b)

Supplementary agreement about raw coal production in Laiyegou coal mine

1.	Supplementary agreement on the basis of contract of raw coal production contract in LaiYegou coal mine of Inner Mongolia Tehong Coal Group Co., Ltd which was signed on Nov.1, 2003. This supplementary agreement has the same effectiveness with the original contract, and the revised item should be performed in terms of supplementary agreement

2.	Party B in this supplementary agreement is Zhao Shuhong instead of Wu Lingwen in original contract Wu Lingwen. and Zhao Shuhong will be responsible for the work of coal excavation in the coal well.

3.	The content of safe aspect in supplementary agreement:

(1) Party B will only take on the safety of worker employed by party B.

(2) Party B will only take on the obligation to safety of worker managed by party B, party A will be responsible for the accident that happened in the scope of themselves.

(3) Party B will take on 80% of total expense on safe accident, party A will take on 20%.

(4) Party A should obey policy system, government system, penalty system and local special system in safe aspect.

4.	Party A must assist party B in safety production, and will be responsible for interceding and dealing with local relation and contradiction, especially when coal is stolen and robbed by local person, it should be managed by party A.

5.	Party A should be responsible for management of detonator and dynamite, and party B needed to offer matter fetching list. On the end of this month, both parties should count and calculate. These expenses will be will be deduct from payment for coal excavation.

6.	Party B will only take payment for electricity used in coal excavating under coal well. Party A should be responsible for the electricity using by digging team in the coal well, upper coal seam exploitation, illuminating etc.

7.	Coal production contracting expense is based on the present price of diesel oil, detonator and dynamite on the market. If there is increase of price in these materials, coal production contracting expense should be increased at same rate. From March 1, 2006 on, the unit price for coal production contract will be RMB 15.9.

8.	Permanent fixed arbitration of coal industry should be responsible by part A, and all expenses should be taken on by the party of coal mine.

9.	Party A must guarantee party B to have enough excavating coal space. Party A will supply truck for fire protection and sprinkling of well and mainly alley.

10.	Party A should be responsible for reception of coal manage department as well as superior department and take on penalty etc.

11.	Party B will only take on 5% of tax on excavating coal contract.

12.	Unmentioned in the agreement, consulted and dealt by two parties.

Party A: Ding Wenhua

Party B : Wu Lingwen,Zhao Shuhong

Intermediator: Li Maosheng

Mar.9, 2006